Exhibit 23.1

Principal Officers:
Harry Jung, P. Eng.
President, C.E.O.
Dana B. Laustsen, P. Eng.
Executive V.P., C.O.O.
Keith M. Braaten, P. Eng.
Executive V.P.

Officers / Vice Presidents:
Terry L. Aarsby, P. Eng.
Jodi L. Anhorn, P. Eng.
Neil I. Dell, P. Eng.
David G. Harris, P. Geol.
Myron J. Hladyshevsky, P. Eng.
Bryan M. Joa, P. Eng.
John H. Stilling, P. Eng.
Douglas R. Sutton, P. Eng.
James H. Willmon, P. Eng.
LETTER OF CONSENT
TO: Ivanhoe Energy Inc.
Dear Sir:
We hereby consent to the inclusion of the Form 10-K of Ivanhoe Energy Inc. for 2008, of our report dated February 10, 2009 on oil and gas reserves of Ivanhoe Energy Inc. and its subsidiaries.
Yours very truly,
GLJ PETROLEUM CONSULTANTS LTD.
“ORIGINALLY SIGNED BY”
Bryan M. Joa, P. Eng.
Vice-President
Dated: March 10, 2009
Calgary, Alberta
CANADA